Exhibit 99.1

Depomed Announces Record Date to Determine Shareholders Entitled to Request Special Meeting

NEWARK, Calif., April 25, 2016 – Depomed, Inc. (NASDAQ: DEPO) (“Depomed” or the “Company”) today announced that it has established the close of business on April 26, 2016 as the Request Record Date to determine shareholders entitled to request the Special Meeting of Shareholders (the “Special Meeting”) proposed by Starboard Value LP (“Starboard”).

Starboard now has 30 days to submit a request to hold a Special Meeting signed by holders of 10% or more of the Company’s shares as of the Request Record Date. The date of such Special Meeting will be established by Starboard and could occur within 35-60 days after Starboard submits the meeting request.  Recognizing Starboard’s communications to Depomed regarding making this an efficient process and Starboard’s stated need to immediately bring to a vote the replacement of the entire Board, Depomed proposes to hold the meeting as soon as possible.

Today Depomed sent the following letter to Starboard:

April 25, 2016

Starboard Value and Opportunity Master Fund Ltd

c/o Starboard Value LP

777 Third Avenue, 18th Floor

New York, New York 10017

Attention:  Jeffrey C. Smith

Dear Jeff,

Depomed is in receipt of your letter dated April 7, 2016 in which you ask to set a “Request Record Date” under our Bylaws to commence the process of calling a Special Meeting of Shareholders (“Special Meeting”) to remove our entire Board of Directors (“Board”).

Depomed’s Board has fixed the close of business on April 26, 2016 as the Request Record Date in relation to your April 7 proposals.  Depomed’s Board is also amending its Shareholder Rights Plan, allowing Starboard to immediately submit its request for a proposed Special Meeting without conducting a public solicitation, since Starboard and its affiliates have filed materials with the SEC reporting ownership of 9.9% of the outstanding shares of Depomed.

Per Depomed’s Bylaws, our Board has up to 28 days to evaluate any request for a Request Record Date and to then set such Request Record Date, which can be no more than 60 days from the date of the Board’s decision.  We note that the Company received your request for a Request Record Date on April 7, 2016.  The Request Record Date established by the Board is 19 days after the receipt of your request and documentation.

Starboard now has up to 30 days to deliver official notice to the Board of the date of the Special Meeting (“Notice”). As Starboard is already the owner of 9.9% of the Depomed shares and only requires the support of an additional 0.1% of shares to request the Special Meeting, we encourage you to deliver such request as soon as possible.  In accordance with California law, the Special Meeting must be scheduled between 35 and 60 days after delivery of such Notice.  Therefore, the Special Meeting may take place between June 1 and July 25, 2016 depending on the date of the delivery of the Notice and the length of time established by Starboard between the Notice and the Special Meeting.

We also note that you have indicated your intent to modify your initial slate of nominees prior to the Request Record Date.  Please submit your revised slate as soon as possible so shareholders will have adequate time to consider their qualifications.

Depomed believes that the selection of an early meeting date is in the best interest of Depomed and its shareholders.  Based upon Starboard’s stated goals of making this an efficient process and its stated need to immediately bring to a vote the replacement of the entire Board, we encourage you and your advisors to work collaboratively with us to hold the Special Meeting as soon as possible.

Sincerely,

James A. Schoeneck

President and Chief Executive Officer

About Depomed

Depomed is a leading specialty pharmaceutical company focused on enhancing the lives of the patients, families, physicians, providers and payers we serve through commercializing innovative products for pain and neurology related disorders. Depomed markets six medicines with areas of focus that include mild to severe acute pain, moderate to severe chronic pain, neuropathic pain, migraine and breakthrough cancer pain. Depomed is headquartered in Newark, California. To learn more about Depomed, visit www.depomed.com.

Investor Contact:

Depomed, Inc.

August J. Moretti

Chief Financial Officer

510-744-8000

amoretti@depomed.com

or

Christopher Keenan

VP, Investor Relations and Corporate Communications

510-744-8000

ckeenan@depomed.com

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